THE WORLD FUNDS, INC.
                     (hereby renamed Vontobel Funds, Inc.)


                             ARTICLES OF AMENDMENT
                                       TO
                           ARTICLES OF INCORPORATION
                     (to change the name of the corporation
                        and a series of the corporation)



                  The World Funds, Inc., a Maryland corporation having its principal office in Baltimore, Maryland (the "Corporation") hereby certifies, in accordance with Section 2-605 of the Maryland General Corporation Law (the "GCL"), to the State Department of Assessments and Taxation of Maryland that:

                  FIRST: The Board of Directors of the Corporation, at a meeting held on February 26, 1997, determined it to be in the best interest of the Corporation to change the name of the Corporation from The World Funds, Inc. to Vontobel Funds, Inc., and to change the name of the Vontobel EuroPacific Fund series to the Vontobel International Equity Fund series.

                  SECOND: In furtherance thereof, the Board of Directors adopted resolutions to amend the Articles of Incorporation to change the name of the Corporation to Vontobel Funds, Inc., and to change the name of the Vontobel EuroPacific Fund series to the Vontobel International Equity Fund series.

                  THIRD: These Articles of Amendment changing the name of the Corporation and changing the name of the Vontobel EuroPacific Fund series have been approved by a majority of the entire Board of Directors pursuant to authority contained in the Articles of Incorporation of the Corporation and
Section 2-605 of the GCL.

                  FOURTH: The Corporation is registered as an open-end company under the Investment Company Act of 1940, as amended, and this amendment is limited to changes expressly permitted by Section 2-605 of the GCL to be made without action by the stockholders.

                  FIFTH: These Articles of Amendment shall be effective upon the close of business of the day of filing with the Maryland Department of Assessments and Taxation.

                  IN WITNESS WHEREOF, The World Funds, Inc. has caused these Articles of Amendment to be signed in its name and on its behalf this 26th day of February, 1997.

                                   THE WORLD FUNDS, INC.



                                   By       /s/ John Pasco III
                                            -----------------------------------
                                            John Pasco III
                                            Chairman and Chief Executive Officer

ATTEST:



/s/ F. Byron Parker, Jr.
-------------------------------
Name:  F. Byron Parker, Jr.
Title:  Secretary




                  THE UNDERSIGNED, Chairman and Chief Executive Officer of THE WORLD FUNDS, INC., who executed on behalf of the said Corporation the foregoing Articles of Amendment, of which this instrument is made a part, hereby acknowledges, in the name of and on behalf of said Corporation, said Articles of Amendment to be the corporate act of said Corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.



                                                   /s/ John Pasco III
                                                   ----------------------
                                                   John Pasco, III



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